Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), is entered into as of this 14th day of January, 2015 by and between The Providence Service Corporation, a Delaware corporation, with its corporate headquarters located at 64 East Broadway Blvd., Tucson, Arizona, 85701 (the “Company”), and James Lindstrom, an individual currently residing at 145 Pecksland Rd., Greenwich, CT 06831 (“Employee”). The effective date of this Agreement (the “Effective Date”) shall be the date you commence your employment hereunder.

BACKGROUND

WHEREAS, the Company desires to employ Employee and appoint Employee as the Company’s Executive Vice President and Chief Financial Officer, and Employee desires to accept such employment and position; and

WHEREAS, the Company and Employee are entering into this Agreement to set out the agreement between them regarding the terms of Employee’s employment.

NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and intending to be legally bound hereby, the parties hereto agree as of the Effective Date:

1. Employment and Term. The Company hereby agrees to employ Employee and Employee hereby agrees to work in the employ of the Company. Such employment will have a term (the “Term”) commencing as of the Effective Date and, if not previously terminated in accordance with the terms of this Agreement, ending at the close of business on December 31, 2016. Employee’s employment may continue hereunder following the Term. Employee’s employment, whether during the Term or thereafter, shall be subject in all respects to the terms and conditions set forth in this Agreement, as well as to all of the Company’s policies and rules that are binding on executive employees generally.

2. Office and Duties.

(a) During the Term, Employee shall serve as the Executive Vice President and Chief Financial Officer of the Company, and shall report directly to the Company’s Chief Executive Officer (the “CEO”) and be subject to the CEO’s supervision and direction.

(b) In his capacity as Executive Vice President and Chief Financial Officer of the Company, Employee shall have such authority, perform such duties, discharge such responsibilities and render such services as are designated from time to time by the CEO or the Board of Directors of the Company (the “Board”).

(c) While employed by the Company or any Affiliate (as hereinafter defined), Employee shall render his services diligently, faithfully and to the best of his ability, and shall devote substantially all of his working time, energy, skill and best efforts to the performance of his duties hereunder, in a manner that will further the business and interests of the Company.

(d) While employed by the Company or any Affiliate, Employee shall not be engaged in any business activity which, in the reasonable judgment of the CEO or the Board, conflicts with Employee’s duties hereunder, whether or not such activity is in breach of Section 7 or pursued for pecuniary advantage.

3. Compensation.

(a) Base Salary. In consideration of the services rendered by Employee to the Company during the Term, effective as of the Effective Date, Employee shall receive an annual base salary of Five Hundred Fifty Thousand and 00/100 Dollars ($550,000.00) (the “Base Salary”), payable in equal periodic installments in accordance with the Company’s regular payroll practices in effect from time to time. In order to induce you to enter into the Company’s employ, the Company agrees that (except in the event of the termination of your employment for Cause (as defined below), you shall continue to receive the Base Salary provided hereunder for a period of 12 months following the Effective Date, regardless of whether your employment continues through such date.

(b) Bonus Plans/Incentive Compensation Programs. In addition to the annual Base Salary, during the Term, Employee shall be eligible to participate in bonus plans or incentive compensation programs, if any, as may be approved by the Board from time to time (“Bonus”). For the balance of calendar year 2015, Employee will participate in the following Bonus program: Employee shall be paid a Pro Rata Portion (as hereinafter defined) of an amount equal to seventy-five percent (75%) of the Base Salary upon the achievement of one hundred percent (100%) of the Company’s budgeted EBITDA performance for 2015, and a Pro Rata Portion of up to an additional twenty-five percent (25%) of the Base Salary if the Company exceeds such budgeted performance, with the precise amount of such additional Bonus to be calculated on a basis consistent with additional EBITDA-based bonus opportunity payments made to other executive officers of the Company in respect of 2015. For the purposes hereof, the “Pro Rata Portion” shall mean the percentage defined by a fraction, the numerator of which is the number of days starting the Effective Date and ending as of the end of the 2015 calendar year, and the denominator of which is three hundred sixty-five (365). Unless otherwise specified in respect of a Bonus, (i) the Bonus shall be paid, net of any required withholdings, during calendar year 2016 promptly following the completion and filing of the Company’s annual audited financial statements for 2015, and (ii) Employee’s rights to receive the Bonus shall be contingent upon being employed by the Company on the date that payment of the Bonus is due, except as otherwise expressly provided in this Agreement.

(c) RSU and Stock Ownership. Effective as of the Effective Date and subject to satisfaction of the Employee of the Purchase Requirement (as hereinafter defined), Employee will be granted a Restricted Stock Unit Award (which, to the extent vested, shall provide Employee the right to receive an equal number of shares of the Company’s common stock at the date specified below) valued at $500,000, based on the value of the Company’s Common Stock as of the date of such award. The award shall be deemed granted upon the date the Purchase Requirement is satisfied (or, if later, the date Employee provides the Company satisfactory evidence that the Purchase Requirement has been satisfied). The Restricted Stock Unit Award will vest as follows: one-third as of the date of grant and, assuming continued employment hereunder by Employee at such times, one-third six months following the Effective Date and one-third twelve months following the Effective Date. The shares corresponding to the portion of the Restricted Stock Unit Award that has become vested will be delivered to Employee within 30 days following the earlier to occur of the (i) the third anniversary of the date the Restricted Stock Unit Award is granted and (ii) six (6) months following the date Employee’s employment terminates for any reason. The Restricted Stock Award will be memorialized by a separate Restricted Stock Award Agreement between Employee and the Company in a form satisfactory to the Company For the purpose hereof, the “Purchase Requirement” shall mean the requirement that, prior to the end of the six month period following the Effective Date, Employee shall purchase Common Stock of the Company with an aggregate purchase price of at least $100,000. If the Employee is reasonably precluded from purchasing the stock necessary to fulfill the Purchase Requirement at the time he desires either due to the Company’s insider trading policies or other applicable restrictions under the applicable securities laws, upon written request from Employee, the Company shall sell Employee the requisite number of shares, at the closing price of the stock on the date of purchase, and give due consideration to effecting the registration of such shares under the Securities Exchange Act of 1933, as amended, on a Form S-8 or such other form as the Company shall determine to be appropriate.

(d) Benefits.

(i) During his employment hereunder, Employee also shall be entitled to participate in all fringe benefits, if any, as may be in effect from time to time that are generally available to the Company’s senior executive officers, and such other fringe benefits as the Board and/or Compensation Committee shall deem appropriate, subject to eligibility requirements thereof (collectively, the “Benefits”).

(ii) During the Term, in addition to the foregoing Benefits, the Company shall, subject to the terms hereof (including as set forth in Section 3(d)(iii)), use its reasonable efforts to procure and maintain term life insurance (“Life Insurance”) on the life of Employee (if such term insurance is not already in effect on the date of this Agreement). Such Life Insurance shall be in the amount of One Million One Hundred Thousand and 00/100 Dollars ($1,100,000.00). Employee shall be the owner of the Life Insurance policy and shall have the absolute right to designate the beneficiaries thereunder. The premiums in respect of such Life Insurance policy shall be paid by the Company for the shorter of (A) the period of five (5) years commencing on the later of (1) the date of this Agreement or (2) the date the Life Insurance goes into effect or (B) the period Employee is employed by the Company hereunder; premiums in respect thereof shall thereafter be paid by Employee.

(iii) Employee agrees to submit to any physical examination required by the insurer of any such policy and will otherwise cooperate with the Company in connection with any life insurance on Employee’s life the Company may wish to obtain, provided, however, that the results of any such physical examination shall not be shared with the Company or used in any way in connection with Employee’s employment other than the procurement of insurance pursuant to this Subsection. Employee agrees to execute any HIPAA or other privacy waiver in favor of the Company that the Company considers necessary or appropriate for sharing of such information, or to waive the coverage otherwise under this Section 3(d). In the event Employee is determined to be suffering from a congenital defect or other illness or condition which would preclude the Company from obtaining the insurance referred to in the preceding paragraph at a cost substantially equivalent to the cost of obtaining such insurance for a healthy individual of Employee’s age and gender, the Company shall, in lieu of purchasing the insurance in the amount set forth in the preceding paragraph, purchase the amount of insurance, if any, that can be purchased at a cost substantially equivalent to the cost of obtaining such insurance for a healthy individual of Employee’s age and gender.

(e) Vacation. During his employment hereunder, Employee shall be entitled to the number of paid vacation days in each calendar year as determined by the Company from time to time for its senior executive officers. Vacation days which are not used during any calendar year may not be accrued or carried over to the next year, nor shall Employee be entitled to compensation for unused vacation days.

(f) Business Expenses. During his employment hereunder, the Company shall pay or reimburse Employee for all reasonable expenses incurred or paid by Employee in the performance of Employee’s duties hereunder, upon timely presentation of expense statements or vouchers and such other information as the Company may reasonably require and in accordance with the generally applicable policies and practices of the Company, in each case to the extent such expenses are consistent with Company policies; provided that the Company may at any time, further limit, or eliminate, Employee’s right to incur such expenses. Any reimbursement due hereunder shall be separately requested and paid as soon as practicable and in any case within one (1) year after Employee incurs the expense for which reimbursement is requested.

(g) Withholding. All payments made pursuant to this Agreement shall be subject to such withholding taxes as may be required by any applicable law.

4. Representations of Employee. Employee represents to the Company that: (a) there are no restrictions, agreements or understandings whatsoever to which Employee is a party that would prevent, or make unlawful, Employee’s execution of this Agreement and his employment hereunder; (b) Employee’s execution of this Agreement and Employee’s employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which Employee is a party, or by which Employee is bound; and (c) Employee is of full capacity, free and able to execute this Agreement and to enter into this Agreement with the Company.

5. Termination. This Agreement and Employee’s employment hereunder shall continue during the Term and thereafter until terminated as provided herein. Upon termination of this Agreement and Employee’s employment hereunder, Employee shall immediately resign from any officer, director or other position in which he is serving on behalf of the Company or any Affiliate.

(a) Termination by Company for Cause. The Company shall have the right, during the Term and thereafter, to terminate this Agreement and Employee’s employment hereunder at any time for “Cause”, effective immediately or as of a date specified by the Company in a notice of termination. For purposes of this Agreement, the term “Cause” shall mean the following:

(i) Employee commits fraud or theft against the Company or any of its subsidiaries, affiliates, joint ventures and related organizations, including any entity managed by the Company (collectively referred to as “Affiliates”), or is convicted of, or pleads guilty or nolo contendere to, a felony or any crime involving fraud or moral turpitude;

(ii) In carrying out his duties hereunder, Employee engages in conduct that constitutes gross neglect or willful misconduct and that results, in either case, in material financial or reputational harm to the Company or its Affiliates;

(iii) Employee materially breaches any provision of this Agreement (including but not limited to the restrictive covenants contained in Section 7) or breaches any fiduciary duty or duty of loyalty owed to the Company or its Affiliates or shareholders;

(iv) Employee engages in any wrongful or questionable conduct which does or which is reasonable likely to bring the Company or its Affiliates into public disgrace or embarrassment, or which is reasonable likely to cause one or more of its customers or clients to cease doing business with, or reduce the amount of business with, the Company or its Affiliates;

(v) Employee repeatedly neglects or refuses to perform his duties or responsibilities as directed by the CEO or the Board or any committee established by the Board, or violates any express direction of any lawful rule, regulation or policy established by the Company, the CEO, the Board or any committee established by the Board which is consistent with the scope of Employee’s duties under this Agreement, and such failure, refusal or violation continues uncured for a period ten (10) days after written notice from the Company to Employee specifying the failure, refusal or violation and the Company’s intention to terminate this Agreement for Cause;

(vi) Employee commits any act or omission resulting in or intended to result in direct material personal gain to Employee at the expense of the Company or its Affiliates; or

(vii) Employee materially compromises trade secrets or other confidential and proprietary information of the Company or its Affiliates.

Action or inaction by Employee shall not be considered “willful” unless done or omitted by him intentionally and without his reasonable belief that his action or inaction was in the best interests of the Company or its Affiliates, and shall not include failure to act by reason of total or partial incapacity due to physical or mental illness.

(b) Termination upon Death/Termination by Company upon Disability of Employee. Employee’s employment will terminate upon his death. The Company shall have the right to terminate this Agreement and Employee’s employment hereunder at any time upon the Disability of Employee. The term, “Disability”, as used herein, means any physical or mental illness, disability or incapacity which prevents Employee from performing the essential functions of his job, with or without reasonable accommodations, hereunder for a period of not less than one hundred fifty (150) consecutive days or for an aggregate of one hundred eighty (180) days during any period of twelve (12) consecutive months. Periods where Employee can perform the essential functions of his job with a reasonable accommodation shall not be included in the determination of a Disability hereunder. During any period of Disability, Employee agrees to submit to reasonable medical examinations upon the reasonable request, and at the expense, of the Company.

(c) Termination By Company Without Cause. The Company shall have the right to terminate this Agreement and Employee’s employment hereunder at any time without Cause and/or without the occurrence of Employee’s death or Disability by giving written notice which shall be effective on the date specified in such notice of termination.

(d) Termination by Employee; Termination Following Term. In the event Employee terminates his employment, whether or not during the Term, or if the Company terminates this Agreement and Employee’s employment hereunder effective following the end of the Term, Employee shall give the Company not less than sixty (60) days prior written notice of termination. Upon a termination of Employee’s employment with the Company under this Section 5(d), the effective date of termination shall be the date set forth in Employee’s resignation notice (assuming such date is in compliance with the notice provisions of this Section 5(d)) or an earlier date as determined by the Company after the Company’s receipt of such notice, in its sole discretion, but not earlier than the date on which the Company learned of Employee’s decision to terminate his employment.

(e) Notice of Termination. Any termination, except for death, pursuant to this Section 5 shall be communicated by a Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provisions so indicated. The Notice of Termination shall also set forth that Employee’s employment is terminated and be delivered in accordance with the terms of this Agreement.

Notwithstanding anything to the contrary set forth herein, Sections 7, 8 and 9 shall survive the end of the Term and/or the termination of Employee’s employment hereunder for any reason, and shall remain in full force and effect thereafter.

6. Payments Upon Termination and Change in Control.

(a) Termination for Cause. In the event Employee’s employment hereunder is terminated for Cause at any time, whether or not during the Term, all of Employee’s rights to his Base Salary, Benefits and Bonus, if any, shall immediately terminate as of the date of such termination, except that Employee shall be entitled to any earned and unpaid portion of Employee’s Base Salary and accrued Benefits up to the date of termination, less all deductions or offsets for amounts owed by Employee to the Company. Employee shall not be entitled to any Bonus, prorated or otherwise. The Company shall have no further obligations to Employee under this Agreement.

(b) Termination Due to Death or Disability. In the event Employee’s employment hereunder is terminated at any time, whether or not during the Term, due to his death or Disability, all of Employee’s rights to his Base Salary, Benefits (except to the extent that any Benefits are expressly available following termination of employment) and Bonus, if any, shall immediately terminate as of the effective date of such termination, except (i) to the extent expressly provided in Section 3(a) and (ii) that Employee (or, in the event that Employee’s employment hereunder is terminated due to Employee’s death, Employee’s heirs, personal representatives or estate) shall be entitled to any earned and unpaid portion of Employee’s Base Salary, any Bonus (if earned) relating to a fiscal year which was completed before Employee’s death or Disability and accrued Benefits up to the date of termination, in each case less all deductions or offsets for amounts owed by Employee to the Company. Subject to the provisions of the applicable Company stock option or stock incentive plan, should Employee’s death occur within one (1) year following his termination for Disability, but prior to his exercise of any options vested at the date of termination, Employee’s estate shall be entitled to exercise Employee’s options for the earlier of (i) the remainder of the one (1) year period or (ii) the date upon which the option would have expired by its terms. The foregoing clause (ii) shall apply to the extent needed to avoid adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Company shall have no further obligations to Employee under this Agreement.

(c) Termination By the Company Without Cause. If, during the Term, the Company terminates Employee’s employment other than for Cause or the occurrence of Employee’s death or Disability, Employee shall be entitled to continue to receive (i) any Bonus (if earned) relating to a fiscal year which was completed before the effectiveness of such termination (payable as set forth in Section 3(b)) and any Base Salary payable in accordance with the provisions of Section 3(a), (ii) any Bonus for the fiscal year through the date of effectiveness of such termination, to the extent earned, pro-rated (based on a percentage defined by a fraction, the numerator of which is the number of days during the fiscal year prior and through the date of effectiveness of the termination, and the denominator of which is three hundred sixty-five (365)), payable following the completion and filing of the Company’s annual audited financial statements, and (iii) an amount equal to (I) the lesser of (A) Employee’s Base Salary that would have been paid from the date of effectiveness of such termination through the end of the Term or (B) Employee’s Base Salary in effect as of the date of effectiveness of such termination, or (II) if greater, at least six (6) months of Employee’s Base Salary in effect as of the date of effectiveness of such termination (in the case of clause (iii), Employee’s Base Salary will be paid in periodic payments which correspond to the Company’s regular payroll periods); provided that any payments set out in clauses (i), (ii) and (iii) shall only be made so long as Employee is not in breach of this Agreement and shall be net of appropriate tax and other withholdings. In addition, Employee shall become fully vested in any portion of the Restricted Stock Unit Award that has not otherwise become vested on or before the date of his termination of employment by the Company without Cause. Notwithstanding the foregoing, the Company may suspend payments of such Bonus or Base Salary until seven (7) days following the date on which Employee executes and delivers to the Company a general release of all claims relating to Employee’s employment and termination from employment (the “General Release”) in a form provided by the Company (which General Release shall not affect any rights Employee may have under COBRA or under any vested award previously issued to Employee by the Company under any Company benefit plan) assuming such General Release is not revoked during such seven (7) day period and assuming Employee is not in breach of this Agreement. Employee understands that if the conditions set forth in the preceding sentence are not met, Employee shall not be entitled to a Bonus or any payments of Base Salary relating to periods of time following the effective date of the termination of Employee’s employment under this Section 6(c) or otherwise. The Company shall have no further obligations to Employee under this Agreement.

(d) Termination By Employee During Term. In the event Employee terminates his employment during the Term, all of Employee’s rights to his Base Salary, Benefits (except to the extent any Benefits are expressly available following such event) and Bonus, if any, shall immediately terminate as of the effective date of termination, except (i) to the extent expressly provided in Section 3(a) and (ii) that Employee shall be entitled to any earned and unpaid portion of his Base Salary and accrued Benefits up to the date of termination. Employee shall not be entitled to any Bonus, prorated or otherwise. The Company shall have no further obligations to Employee under this Agreement.

(e) Payment Upon Change in Control. Notwithstanding any other provision in this Agreement to the contrary, if a “Change in Control” of the Company (as defined herein) shall occur during the Term, and after such Change in Control but prior to the end of the Term the Company terminates Employee’s employment without Cause with such termination being effective during the Term, in lieu of any other amounts payable under this Agreement, Employee shall be entitled to vest in full in any portion of the Restricted Stock Unit Award that has not become vested as of the date of his termination and to receive (i) the greater of (A) the Base Salary through the end of the Term and (B) fifty percent (50%) of the annual Base Salary, in either case in a lump sum payment, payable immediately upon cessation of employment and (ii) a pro-rata portion of the Bonus, contingent on the Company’s achievement of any performance criteria relating to such Bonus, payable promptly following completion and filing of the Company’s year-end audit for the applicable year (such payments shall be net of appropriate tax and other withholdings, and are referred to collectively as the “Change in Control Payments”); provided, however, that if such Change in Control Payments, either alone or together with other payments or benefits, either cash or non-cash, that Employee has the right to receive from the Company, including, but not limited to, accelerated vesting or payment of any deferred compensation, options, stock appreciation rights or any benefits payable to Employee under any plan for the benefit of employees, which would constitute an “excess parachute payment” (as defined in Section 280G of the Code), then such Change in Control Payments or other benefits shall be reduced to the largest amount that will not result in receipt by Employee of an excess parachute payment. A Change in Control will have no other effect on this Agreement, which will remain in full force and effect.

(i) Definition of Change in Control. For purposes of this Agreement, the term “Change in Control” shall mean an event or events, in which:

(A) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “1934 Act”) (other than (1) the Company, (2) any subsidiary of the Company, (3) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any subsidiary of the Company or (4) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Section 13(d) of the 1934 Act), together with all affiliates and Associates (as such terms are used in Rule 12b-2 of the General Rules and Regulations under the 1934 Act) of such person, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(B) the consummation of a merger or consolidation of the Company with any other company, other than (1) a merger or consolidation which would result in the holders of voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, having at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) after which no “person” (with the method of determining “beneficial ownership” used in clause (A) of this definition) owns more than 50% of the combined voting power of the securities of the Company or the surviving entity of such merger or consolidation; or

(C) the Company consummates its liquidation or sale or disposition by the Company of all or substantially all of the Company’s assets.

(f) Recognition. Employee recognizes and accepts that the Company shall not, in any case, be responsible for any additional amount, severance pay, termination pay, severance obligation or other payments or damages whatsoever arising from the termination of Employee’s employment above and beyond those specifically provided for herein.

7. Restrictive Covenants.

(a) Business of the Company. The term “Business of the Company”, as used in this Section 7, shall mean the provision by the Company or its Affiliates of social services, counseling, client monitoring and mentoring, substance abuse treatment and counseling, school support services, case management and foster care services to children, adults and families in community based settings such as a client’s home, school or workplace, intake, assessment and referral, case management and network management services to governmental agencies and provider networks, educational tutoring, job readiness and private parole or probation, non-emergency medical transportation and any other business in which the Company or its Affiliates have been, plan or have planned to be engaged during Employee’s employment with the Company or its Affiliates.

(b) Non-Competition. During Employee’s employment with the Company or any of its Affiliates and for a period of two (2) years thereafter, Employee will not, in any capacity (including, but not limited to, owner, partner, member shareholder, consultant, advisor, financier, agent, employee, officer, director, manager or otherwise), directly or indirectly, for his own account or for the benefit of any natural person, corporation, partnership, trust, estate, joint venture, sole proprietorship, association, cooperative or other entity (any of the foregoing, a “Person”), establish, engage in, finance, advise, work for, or be connected with, except as an employee of the Company, any business in competition with the Business of the Company if such business competes with the Business of the Company or any Affiliate in any State, county, or municipality where the Company or its Affiliates conduct business, are preparing to conduct business or have conducted business during Employee’s employment with the Company or any of its Affiliates (a “Competitive Business”). Notwithstanding the foregoing, nothing in this Section 7(b) shall preclude Employee from serving in any capacity (i.e., whether as an employee, partner, principal, member, investor, consultant or otherwise) to or in respect of a business or entity (including, without limitation, an investment trust or investment partnership) that provides investment services or is otherwise engaged in the business of investing capital for third parties, or any manager or affiliate of any of the foregoing (any such entity, manager or affiliate hereafter called an “Investment Firm”), so long as Employee does not have personal, direct and material responsibilities for the day to day operations of any Competitive Business in which such Investment Firm has made or directed an investment.

(c) Non-Solicitation/Non-Piracy. During Employee’s employment with the Company or any of its Affiliates and for a period of two (2) years thereafter, Employee will not, directly or indirectly, for his own account or for the benefit of any Person or entity:

(i) solicit, service, supply or sell to, contact, or aid in the solicitation, servicing, supplying or selling to any Person or entity which is or was a customer, prospective customer, client, prospective client, contractor, subcontractor or supplier of the Company or its Affiliates within three (3) years prior to Employee’s termination of employment (“Company Customers/Clients”), for the purpose of (A) selling services or goods in competition with the Business of the Company; (B) inducing Company Customers/Clients to cancel, transfer or cease doing business in whole or in part with the Company or any of its Affiliates or (C) inducing Company Customers/Clients to do business with any Person in competition with the Business of the Company; or

(ii) solicit, aid in solicitation of, induce, contact for the purpose of, encourage or in any way cause any employee of the Company or any of its Affiliates to leave the employ of the Company or its Affiliates, or otherwise interfere with such employee’s relationship with the Company or any of its Affiliates.

(d) Non-Disclosure. Other than in furtherance of the Business of the Company, in the ordinary course in Employee’s capacity as an employee hereunder, Employee will not, at any time, except with the express prior written consent of the Board, directly or indirectly, disclose, communicate or divulge to any Person, or use for the benefit of any Person, any secret, confidential or proprietary knowledge or information relating to the Company or any of its Affiliates including, but not limited to, customer and client lists, customer and client accounts and information, prospective client, customer, contractor or subcontractor lists and information, services, techniques, methods of operation, pricing, costs, sales, sales strategies or methods, marketing, marketing strategies or methods, products, product development, research, know-how, policies, financial information, financial condition, business strategies or plans or other information of the Company or its Affiliates which is not generally available to the public. Upon the expiration or termination of Employee’s employment with the Company or any Affiliate, Employee shall immediately deliver to the Company all memoranda, books, papers, letters and other data (whether in written form or computer stored), and all copies of same, which were made by Employee or came into Employee’s possession or under his control at any time prior to the expiration or termination of Employee’s employment, and which in any way relate to the business, assets or properties of the Company or any of its Affiliates as conducted or as planned to be conducted by the Company or its Affiliates; provided that Employee can keep such documents and information as are pertinent to the terms of his employment and the compensation payable to him in respect thereof subject to other restrictions and provisions set forth in this Section 7.

(e) Intellectual Property. Employee will promptly communicate to the Company, in writing when requested, all software, designs, techniques, concepts, methods and ideas, other technical information, marketing strategies and other ideas and creations pertaining to the Business of the Company which are conceived of or developed by Employee alone or with others, at any time (during or after business hours) while Employee is employed by the Company or any of its Affiliates. Employee acknowledges that all of those ideas and creations are inventions and works for hire, and will be the Company’s or its Affiliates’ exclusive property. Employee will sign any documents which the Company deems necessary to confirm its ownership of those ideas and creations and Employee will cooperate with the Company to facilitate the ability of the Company to own or exploit all of those ideas and creations.

(f) Non-Disparagement. Employee will not at any time publish or communicate disparaging or derogatory statements or opinions about the Company or its Affiliates, including but not limited to, disparaging or derogatory statements or opinions about the Company’s or its Affiliates’ management, products or services to any third party. It shall not be a breach of this Section 7(f) for Employee to testify truthfully in any judicial or administrative proceeding or to make statements or allegations in legal filings, including, without limitation, any such filings made by Employee to enforce his rights against the Company or any of its affiliates, that are based on Employee’s reasonable belief and are not made in bad faith.

(g) Enforcement. Employee acknowledges that the covenants and agreements of this Section 7 (the “Covenants”) herein are of a special and unique character, which gives them peculiar value, the loss of which cannot be reasonably or adequately compensated for in an action at law. Employee further acknowledges that any breach or threat of breach by him of any of the Covenants will result in irreparable injury to the Company for which money damages could not be adequate to compensate the Company. Therefore, in the event of any such breach or threatened breach, the Company shall be entitled, in addition to all other rights and remedies which the Company may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining Employee and/or all other Persons involved therein from committing a breach or continuing such breach. The remedies granted to the Company in this Agreement are cumulative and are in addition to remedies otherwise available to the Company at law or in equity. The Covenants contained in this Section 7 are independent of any other provision of this Agreement, and the existence of any claim or cause of action which Employee or any such other Person may have against the Company shall not constitute a defense or bar to the enforcement of any of the Covenants. If the Company is obliged to resort to litigation to enforce any of the Covenants which has a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a breach occurred, or, if later, the last day of the original fixed term of such Covenant.

(h) Acknowledgements. Employee expressly acknowledges that the Covenants are a material part of the consideration bargained for by the Company and, without the agreement of Employee to be bound by the Covenants, the Company would not have agreed to enter into this Agreement. Employee further acknowledges and agrees that the Business of the Company and its services are highly competitive, and that the Covenants contained in this Section 7 are reasonable and necessary to protect the Company’s legitimate business interests. In addition, Employee acknowledges that in the event his employment with the Company terminates, he will still be able to earn a livelihood without violating this Agreement, and that the Covenants contained in this Section 7 are material conditions to his employment and continued employment with the Company.

(i) Scope. If any portion of any Covenant or its application is construed to be invalid, illegal or unenforceable, then the remaining portions and their application shall not be affected thereby, and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or similar factor, then the court or other trier of fact making such determination shall modify, reduce or limit such scope, duration, area or other factor, and enforce such Covenant to the extent it believes such factor(s) to be lawful and appropriate.

(j) Costs; Expenses in the Event of Breach. In the event that Employee breaches or attempts to breach the Covenants contained, the Company shall be entitled to reimbursement from Employee for all costs and expenses associated with any successful action to enforce any of the Covenants, including but not limited to reasonable attorneys’ fees and costs of litigation. Should the Company file an action against Employee relating to a breach of the Covenants, and a court of competent jurisdiction determines that Employee did not breach any of the Covenants, Employee shall be entitled to reimbursement from the Company of all costs and expenses associated with defending against such action asserting a breach, including reasonable attorneys’ fees and costs.

8. Section 409A of the Code.

(a) Amounts payable under this Agreement are intended either to be exempt from the rules of Section 409A of the Code or to satisfy those rules and shall be construed accordingly. The Company shall not be liable to Employee with respect to any adverse tax consequences arising under Section 409A or other provision of the Code by reason of the operation of this Agreement or any benefit provide to Employee under any employee benefit plan sponsored or maintained by the Company, in either case, in accordance with its terms.

(b) If any provision of this Agreement contravenes any regulations or Treasury guidance promulgated under Code Section 409A or could cause an amount payable hereunder to be subject to the interest and penalties under Code Section 409A, such provision of this Agreement shall be deemed automatically modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

(c) Notwithstanding any provisions of this Agreement to the contrary, if Employee is a “specified employee” (as such term is defined for purposes of Code Section 409A), no payment of amounts not exempt from Code Section 409A shall be made under Section 6(c) or 6(e) hereof prior to the six (6) month anniversary of Employee’s separation of service to the extent such six (6) month delay in payment is required to comply with Code Section 409A. To the extent that this Section 8(c) applies to any Severance Payment under Section 6(c) hereof, and the actions described in this sentence do not cause adverse tax consequences to be imposed under the Code, the Company shall, as soon as practicable following Employee’s termination of employment, and after Employee executes and does not revoke the General Release, deposit an amount equal to the gross amount of such Severance Payment into an irrevocable Rabbi Trust in the form prescribed by Internal Revenue Service Revenue Procedure 92-64. Such Rabbi Trust shall be established and maintained by the Company, at its own expense, pending the distribution of such amount to Employee under this Agreement. The Trustee shall be a financial institution selected by the Company and the Trustee shall invest all amounts deposited therein with the purpose of preserving the Trust principal. All principal and income from the Rabbi Trust shall be paid to Employee on the first day following the six-month anniversary of Employee’s Separation from Service. The Trustee shall withhold or cause to be withheld all withholding taxes as may be required by applicable law.

9. Miscellaneous.

(a) Indulgences, Etc. Neither the failure, nor any delay, on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same, or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(b) Controlling Law; Consent to Arbitration; Service of Process.

(i) This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the State of Arizona (notwithstanding any conflict of laws doctrines of such state or other jurisdiction to the contrary), and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

(ii) Except to the extent provided for in Section 7 above (relating to injunctive relief and other equitable remedies), the Company and Employee agree that any claim, dispute or controversy arising under or in connection with this Agreement, or otherwise in connection with Employee’s employment by the Company or termination of his employment (including, without limitation, any such claim, dispute or controversy arising under any federal, state or local statute, regulation or ordinance or any of the Company’s employee benefit plans, policies or programs) shall be resolved solely and exclusively by binding, confidential, arbitration. The arbitration shall be held in Tucson, Arizona (or at such other location as shall be mutually agreed by the parties). The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “AAA”) in effect at the time of the arbitration, except that the arbitrator shall be selected by alternatively striking from a list of five arbitrators supplied by the AAA. All fees and expenses of the arbitration, including a transcript if either requests, shall be borne equally by the parties, however, all costs for the services of the arbitrator shall be borne solely by the Company.

(iii). Each party is responsible for the fees and expenses of its own attorneys, experts, witnesses, and preparation and presentation of proofs and post-hearing briefs (unless the party prevails on a claim for which attorney’s fees are recoverable under law). In rendering a decision, the arbitrator shall apply all legal principles and standards that would govern if the dispute were being heard in court. This includes the availability of all remedies that the parties could obtain in court. In addition, all statutes of limitation and defenses that would be applicable in court, will apply to the arbitration proceeding. The decision of the arbitrator shall be set forth in writing, and be binding and conclusive on all parties. Any action to enforce or vacate the arbitrator’s award shall be governed by the Federal Arbitration Act, if applicable, and otherwise by applicable state law. If either the Company or Employee improperly pursues any claim, dispute or controversy against the other in a proceeding other than the arbitration provided for herein, the responding party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorney’s fees related to such action.

(iv) Each of the parties hereto hereby consents to process being served in any suit, action or proceeding of any nature, by the mailing of a copy thereof by registered or certified first-class mail, postage prepaid, return receipt requested, to them at their respective addresses set forth in Section 9(c) hereof. Each of parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, all claims of error by reason of any such service pursuant to the terms hereof (but does not waive any right to assert lack of subject matter jurisdiction) and agrees that such service shall (A) be deemed in every respect effective service of process in any such suit, action or proceeding and (B) to the fullest extent permitted by applicable law, be taken and held to be valid personal service.

(v) Nothing in this Section 9(b) shall affect the right of any party hereto to serve process in any manner permitted by law or affect the right of any party to bring proceedings against any other party in the courts of any jurisdiction or jurisdictions.

(c) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger) or when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below.

(i) If to Employee:

James Lindstrom
145 Pecksland Rd
Greenwich, CT 06831

(ii) If to the Company:

The Providence Service Corporation
64 East Broadway Blvd.
Tucson, AZ 85701
Attention: Chief Executive Officer

In addition, notice by mail shall be by air mail if posted outside of the continental United States.

Any party may alter the addresses to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 9(c) for the giving of notice.

(d) Assignment of Agreement. The rights and obligations of both parties under this Agreement shall inure to the benefit of and shall be binding upon their heirs, successors and assigns. The Company may assign or otherwise transfer its rights under this Agreement, including but not limited to all Covenants contained in Section 7 above, to any successor or affiliated business or corporation whether by sale of stock, merger, consolidation, sale of assets or otherwise. This Agreement may not, however, be assigned by Employee to a third party, nor may Employee delegate his duties under this Agreement.

(e) Execution in Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

(f) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(g) Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings between the parties, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

(h) Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

(i) Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

(j) Independent Review and Consultation. Employee is hereby advised to consult with an attorney before signing this Agreement. Employee acknowledges that it is his decision whether or not to do so.

(k) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which entities which are provincially regulated are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement, intending to be legally bound hereby, as of the date first above written.

THE PROVIDENCE SERVICE CORPORATION

By:	/s/ Christopher Shackelton
Name:	Christopher Shackelton
Title:	Chairman of the Board

JAMES LINDSTROM

/s/ James Lindstrom